EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Terremark Worldwide, Inc.:

We consent to the use of our reports dated June 14, 2006, with respect to the consolidated balance sheet of Terremark Worldwide, Inc. as of March 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006 contains an explanatory paragraph which states that in August 2005, Terremark Worldwide, Inc. acquired Dedigate, N.V., and management excluded from its assessment of the effectiveness of Terremark Worldwide’s Inc.’s internal control over financial reporting as of March 31, 2006, Dedicate, N.V.’s internal control over financial reporting associated with total assets of $11,232,360 and total revenues of $6,491,132 included in the consolidated financial statements of Terremark Worldwide, Inc. and subsidiaries as of and for the year ended March 31, 2006. Our audit report of internal control over financial reporting of Terremark Worldwide, Inc. also excluded evaluation of the internal control over financial reporting of Dedigate, N.V.

/s/  KPMG LLP

Miami, Florida
March 8, 2007
Certified Public Accountants